DLP POSITIVE FIXED RETURNS FUND, LLC
FINANCIAL REPORTING PACKAGE
December 31, 2017

BUCKNO LISICKY
&COMPANY
BUCKNOLISICKY.COM
A Professional Corporation
Certified Public Accountants | Business Consultants

CONTENTS

INDEPENDENT ACCOUNTANTS' REPORT   Page
ON THE FINANCIAL STATEMENTS   1

FINANCIAL STATEMENTS

Balance sheet     2
Statement of income    3
Statement of changes in members' equity  4
Statement of cash flows    5
Notes to financial statements   6-7

To Management
DLP Positive Fixed Returns Fund, LLC
St. Augustine, FL

Management is responsible for the accompanying financial statements of DLP Positive Fixed Returns Fund, LLC, which comprise the balance sheet as of December 31, 2017, and the related statements of income and members' equity and cash flows for the year then ended, and the related notes to the financial statements in accordance with accounting principles generally accepted in the United States of America. We have performed an agreed upon procedure, in which we have prepared no activity and zero balance financial statements for the Fund. We did not audit or review the financial statements nor were we required to perform any procedures to verify the accuracy or completeness of the information provided by management. Accordingly, We do not express an opinion, a conclusion, nor provide any form of assurance on these financial statements. There were no financial transactions to report or any assets, liabilities, or capital attributable to the Fund for the year ended December 31, 2017. The Fund intends for activity to commence during April of 2018.

Buckno Lisicky & Co. PC
Allentown, PA
March, 20 2018

DLP POSITIVE FIXED RETURNS FUND, LLC
*ACTIVITY TO COMMENCE APRIL 2018
BALANCE SHEET
December 31, 2017
        2017
ASSETS

Total assets     $   -

LIABILITIES AND MEMBERS' EQUITY

LIABILITIES

Total liabilities        -

MEMBERS' EQUITY
Total members' equity        -

Total liabilities and members' equity  $   -

See Notes to Financial Statements.

DLP POSITIVE FIXED RETURNS FUND, LLC
*ACTIVITY TO COMMENCE APRIL 2018
STATEMENT OF INCOME AND MEMBERS' EQUITY
Year Ended December 31, 2017

        2017
Revenues:

Total revenues     $   -

Expenses:

Total expenses         -

Net income     $   -

See Notes to Financial Statements.

DLP POSITIVE FIXED RETURNS FUND, LLC
*ACTIVITY TO COMMENCE APRIL 2018
STATEMENT OF CHANGES IN MEMBERS' EQUITY
Year Ended December 31, 2017

Members' Equity January 1, 2017   $   -

Net income for the year        -

Capital contributed         -

Capital withdrawn        -

Members' Equity December 31, 2017  $   -

See Notes to Financial Statements.

DLP POSITIVE FIXED RETURNS FUND, LLC
*ACTIVITY TO COMMENCE APRIL 2018
STATEMENT OF CASH FLOWS
For the Year ended December 31, 2017
        2017
CASH FLOWS FROM OPERATING ACTIVITIES
No activity     $   -
Adjustments to reconcile net income to net

Net cash used in operating activities       -

CASH FLOWS FROM FINANCING ACTIVITIES

Net cash provided by financing activities      -

Net increase in cash        -

Cash:
Beginning         -

Ending      $   -

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest     $   -

See Notes to Financial Statements.

DLP POSITIVE FIXED RETURN FUND, LLC
*ACTIVITY TO COMMENCE APRIL 2018

NOTES TO FINANCIAL STATEMENTS

Note 1. Nature of Business

The Company is a credit fund which will endeavor to produce attractive risk adjusted returns by making real estate backed loans. These loans will be loans made directly to real estate investors as well as provide senior participation and provide leverage facilities against loans made by other Affiliates that make loans directly to real estate investors. Loans will be made against real estate located throughout the United States; with an expected focus on the East Coast.

Note 2. Summary of Significant Accounting Policies

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash:

The Fund classifies an investment with original maturities of three months or less as cash and cash equivalents.

Loans receivable:

Loans receivable will be reported at amounts management expects to collect on balances outstanding at year end, net of unfunded draws and the allowance for loan losses. Interest income will be accrued on the unpaid principal balances. Management's periodic review of the adequacy of the allowance for loan losses will be based on its evaluation of the borrower's ability to repay, the estimated value of any underlying collateral, and the other relevant factors. The Fund has established an allowance to provide for reserve for loan losses. Management's policy is to periodically review specific individual accounts to determine collectability and to charge any amounts deemed unrecoverable to the reserve, at which time the accrual of interest is generally discontinued or fully provided for in the allowance for uncollectible accounts. Subsequent resumption of the accrual of interest would begin only after the borrower demonstrates its ability to make principal and interest payments when due. These evaluations are inherently subjective as they require estimates that are susceptible to significant revision as more information becomes available.

DLP POSITIVE FIXED RETURN FUND, LLC
*ACTIVITY TO COMMENCE APRIL 2018
NOTES TO FINANCIAL STATEMENTS

Income taxes:

The Fund has elected to be taxed as a partnership, in which all elements of income and deductions are included in the tax returns of the members of the fund. Accordingly, the accompanying financial statements will not contain a provision for income taxes.

As of this report, no tax returns have been required or filed.

The Fund will continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law, and new authoritative rulings in determining any uncertain tax positions.

Date of management's review:

The Fund has evaluated subsequent events through March 20, 2018, the date on which the financial statements were available to be issued.

Note 3. Loans Receivable

Loans receivable will be collected over 6-12 months, at interest rates that are agreed upon at the time of the loan agreement, usually between 13% to 15%.

Note 4. Notes Payable, Noteholders

The Company intends to have multiple tiers of rates based on the amount of money invested from a Note Holder and the duration of the maturity. These tiers may change from time to time.

Note 5. Related Party Transactions

The Fund will pay management fees at 1% of assets under management to a related company, DLP PFR Management, LLC.

The Fund will have loan receivables to related parties, entities fully or partially owned by an officer of the Fund.

Further related party transactions will be disclosed as they are entered into.